Exhibit 99.2

Quality Distribution, Inc. Announces the Acquisition of

Dunn’s Tank Service & Nassau Disposal

— Dunn’s and Nassau Provide Transportation and Well Disposal Services to the Unconventional Oil and Gas Industry in Oklahoma and Ohio —

— Acquisition to Provide Quality with a Presence in the Woodford and Utica Shales —

TAMPA, Fla. – August 6, 2012 – Quality Distribution, Inc. (“Quality” or the “Company”) (Nasdaq: QLTY) today announced that certain of its wholly-owned subsidiaries have purchased the operating assets of Dunn’s Tank Service, Inc. (“Dunn’s”) and the operating assets and rights of Nassau Disposal, Inc. (“Nassau”), for an aggregate cash purchase price of $34.3 million. An additional $3.6 million in cash consideration may be payable if certain future operating and financial performance criteria are satisfied.

Headquartered in Velma, OK, Dunn’s provides transportation services to the unconventional oil and gas industry primarily within the Woodford and Utica shales, primarily hauling flowback and production water for various energy customers. The flowback and production water that Dunn’s hauls is primarily disposed of utilizing two existing salt water disposal wells owned and operated by Nassau.

On a combined basis for its most recent fiscal year ended December 31, 2011, Dunn’s and Nassau had revenues of approximately $17.5 million. Quality expects the acquisition to be accretive to earnings in 2012.

“The acquisition of Dunn’s and Nassau represents another important step in expanding and diversifying our energy logistics business. The Woodford and Utica shales are growing and Dunn’s is well positioned to capitalize on these oil rich areas.” said Gary Enzor, Chief Executive Officer. “We are impressed with Todd Dunn and his operating team and are confident this acquisition will further accelerate our growth in the unconventional energy market.”

Todd Dunn, President of Dunn’s and Nassau stated: “We are excited about the opportunity to become part of the Quality family. This relationship will enable us to capitalize on the rapidly growing markets where oil and natural gas are being actively explored.”

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, proppant sand, fresh water, and production fluids, through its wholly owned subsidiaries, QC Energy Resources, Inc., QC Energy Resources, LLC and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by Quality representatives during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; (3) our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers;(4) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (5) changes in health insurance benefit regulations; (6) changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;(7) increased costs or operating restrictions on us or our customers in the energy logistics market; (8) increased unionization, which could increase our operating costs or constrain operating flexibility; (9) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (10) potential disruption at U.S. ports of entry; (11) diesel fuel prices and our ability to recover costs through fuel surcharges; (12) our ability to attract and retain qualified drivers;(13) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (14) our dependence on senior management; (15) the potential loss of our ability to use net operating losses to offset future income; (16) potential future impairment charges; (17) the interests of our largest shareholder, which may conflict with your or our interests; (18) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions on the acquired businesses’ existing relationships with customers, governmental entities, affiliates, owner-operators and employees, and the impact that acquisitions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (19) our ability to profitably operate in the energy logistics markets;(20) our success in entering new markets; (21) adverse weather conditions; (22) our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and (23) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195